Exhibit 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of [________], 2008 and is entered into between Tailwind Financial Inc., a Delaware corporation (the "Company"), and Arnold L. Mintz (the "Employee").

WHEREAS, Asset Alliance Corporation, a Delaware Corporation ("AAC") and the Employee are party to that certain Employment Agreement dated as of October 31, 2000, as amended from time to time (the "Prior Agreement");

WHEREAS, the Company is party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated January 8, 2008, by and among the Company, Buyer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and AAC; and

WHEREAS, as a condition to the Company consummating the transactions contemplated by the Merger Agreement, the Employee and AAC have agreed to terminate the Prior Agreement and the Employee has agreed to enter into this Agreement, all effective upon and subject to the consummation of the transactions contemplated by the Agreement (the date of such consummation, the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree, effective as of the Effective Date, as follows:

1.	Employment and Term.

(a)
The Employee shall serve on the Board of Directors of the Company (the "Board") and as President and Chief Operating Officer of the Company and in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board, to perform such managerial duties consistent with the usual duties of an officer of such status. Such employment shall be on the terms and conditions set forth herein. The Employee agrees to devote substantially all of the Employee's business time to the faithful and diligent performance of the duties provided herein.

(b)
Unless earlier terminated in accordance with Section 3 hereof, the term of the Employee's employment by the Company (the "Term") shall commence as of the Effective Date and continue for a period of three (3) years from such date (the "Initial Employment Period"), which Initial Employment Period shall be automatically extended for an additional one (1) year period on each anniversary of the Effective Date (such that the remaining term as of each anniversary shall be three (3) years) unless either the Employee or the Company gives sixty (60) days notice that the Term shall not be extended, subject to the conditions of termination pursuant to Section 3 hereof.

2.	Compensation.

(a)
Salary. The Company shall compensate the Employee with a base salary of $600,000 per annum, commencing on the Effective Date and payable in accordance with the normal payroll practices of the Company. The base salary shall be reviewed annually and may be increased (but shall not be decreased) by the Board in its sole discretion.

(b)
Guaranteed Annual Bonus. The Company shall pay the Employee for each calendar year during the Term a guaranteed annual bonus of $200,000, payable in accordance with normal payroll practices of the Company but in no event later than the 15th day of the third month following the year for which such bonus is paid.

(c)
Incentive Bonus. The Company shall pay Employee for each calendar year during the Term an incentive bonus determined by reference to the Company's consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") before executive incentive and other executive discretionary compensation, in each case including the results of AAC and its subsidiaries from not later than January 1, 2008, but that for the purposes of calculating EBITDA, earnings should exclude gain/loss associated with certain items such as impairment or valuation allowance for long-lived assets and gain/loss on separation from affiliates (as so adjusted, "Adjusted EBITDA"). The incentive bonus (the "Incentive Bonus") that the Employee shall receive shall be 4.44% of Adjusted EBITDA, provided that no Incentive Bonus shall be payable for a particular year unless the Company's Adjusted EBITDA is greater than twelve million dollars ($12,000,000). Seventy-five percent (75%) of the Incentive Bonus shall be paid no later than the 30th day after the year for which such Incentive Bonus was earned, and the remainder of the Incentive Bonus shall be paid no later than the 15th day of the third month following the end of the year for which such Incentive Bonus was earned.

(d)	Discretionary Bonus. Employee may be eligible to receive a discretionary annual bonus in such amount and based on special achievement, in each case as determined by the Board in its sole discretion.

(e)
Option Plan. Employee shall be eligible to participate in the Company's employee option pool (the "Employee Option Pool") and on the Effective Date shall be granted an option to purchase 800,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the Effective Date. Unless otherwise provided in applicable agreement, payment of the exercise price and any other payment required may be made in on a net-settlement basis with the Company withholding the amount of common stock sufficient to cover the exercise price and tax withholding obligation. Such options will vest and become exercisable on the Effective Date.

(f)
Benefits. The Employee shall be entitled to participate in any Company sponsored 401(k) plan and any other retirement plan, deferred compensation plan and any other executive compensation plan, and any Company sponsored group health, medical, hospitalization, disability, accident and life insurance plans, all on such terms as the Board shall determine in establishing such benefit programs as promptly as is reasonably practicable after the Effective Date, and such other employee benefits as the Board may hereafter make available to the executives of the Company, provided that in no event shall such benefits be less favorable in the aggregate than those in effect immediately before the Effective Date unless otherwise agreed to by the Employee in writing. The Company agrees to pay to the Employee an amount equal to the premiums on (i) the personal life insurance policy for the Employee providing death benefits for the Employee's designated beneficiaries and (ii) the personal disability policy for the benefit of the Employee, each as in effect at the time of termination.

(g)
Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by the Employee in furtherance of the Employee's duties hereunder, including, without limitation, expenses for a Company leased automobile, gas, insurance, parking, and related expenses consistent with the Company's automobile policies as adopted by the Board, and for traveling, meals, hotel accommodations , car service and driver, and the like upon submission by the Employee of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations adopted pursuant thereto now or hereafter in effect; provided, however, that to the extent required to comply with the provisions of Section 409A of the Code, no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h)
Vacations. During each year of employment, the Employee shall be entitled to paid vacations and personal days for the greater of (A) a minimum of four (4) weeks, or (B) such period as may be provided from time to time in the Company's vacation policy; provided, however, that any unused vacation at the end of the year may be carried over to following years so long as no more than eight (8) weeks of unused vacation may be carried over to a following year.

(i)
Continuation of Life Insurance Policy. The Company shall continue that certain life insurance policy on the Employee's life for $10 million purchased by the Company (the "Life Insurance Policy"). The Company shall continue to be the beneficiary of the Life Insurance Policy, and shall pay the premiums due on such policy during the Term. Any dividends on the Life Insurance Policy prior to its maturity or the death of the Employee shall inure to the benefit of the Company.

In the event that the Employee's death occurs during the Term, subject to applicable law, including but not limited to the requirements of any stock exchange on which the Company is listed, the Company shall use the proceeds of the Life Insurance Policy as follows: (1) to purchase, and the estate of the Employee shall be obligated to sell, shares of capital stock of the Company then held by the Employee's estate (the "Shares"), at a price per Share equal to the average of the closing prices for the Company's common stock for the 20 trading days ending immediately prior to the date of the Employee's death, for an amount of Shares equal to the lesser of (x) all of such Shares and (y) the quotient obtained by dividing $8 million by such average price; and (2) if less than $8 million is used by the Company to repurchase Shares, the excess of $8 million in proceeds over the amount used to repurchase Shares shall be paid to the Employee's estate.

Within sixty (60) days after termination of this Agreement, the Arnold Mintz Insurance Trust of 1996 or its designee, may, at its option, purchase the Life Insurance Policy for a price not to exceed the cash surrender value and unearned premiums as of the date of the termination of this Agreement, less any indebtedness thereon; provided, however, that if the Life Insurance Policy is a term policy, the price shall be the unearned portion of the premium paid. The Company shall not cause or permit the Life Insurance Policy to lapse except upon termination of this Agreement and following sixty (60) days' prior written notice to the Employee.

3.	Termination.

(a)
This Agreement may be terminated at any time by the Company with or without Cause, upon Permanent Disability, by the Employee for Good Reason or by the Employee for any other reason (with thirty (30) days notice), and shall terminate upon death.

(b)
In the event that the Employee's employment with the Company is terminated by the Company without Cause or is terminated by the Employee for Good Reason, then during the period from the effective date of termination through the date on which the then current term of this Agreement was to expire, the Employee shall, in accordance with the Company’s normal payroll practices, continue to receive the full amount of the Employee's then current base salary plus all other benefits to which the Employee is entitled to receive pursuant to Section 2 hereof and otherwise (including, without limitation, the continued vesting and exercisability during such period of all stock options held by the Employee) and in a single lump sum within five (5) days after the date of the Employee's employment is terminated three (3) times the average of the Incentive Bonus paid or payable to the Employee in the last two (2) years; provided, however, that if such termination is the result of a Change of Control, then all unvested options or restricted shares shall vest immediately and (as applicable) become exercisable upon the date the Employee's employment is terminated and remain exercisable for a period of not less than ninety (90) days following termination (but not beyond their expiration date), and the full amount which would be payable to the Employee under this subparagraph (b) during the foregoing period through the end of the then-current term of this Agreement will be paid to the Employee in a single lump sum within five (5) days after the date the Employee's employment is terminated

(c)
For purposes of this Agreement, termination of employment means the Employee has incurred a "separation from service" within the meaning of Section 409A of the Code and applicable guidance issued thereunder.

(d)
In the event the Employee's employment with the Company is terminated upon the Employee's death or Permanent Disability, the Employee or the Employee's legal representative shall continue to receive the Employee's then current base salary for a two (2) year period and all stock options held by Employee shall, to the extent vested, continue to be exercisable during such period.

(e)
In the event the Employee's employment with the Company is terminated by the Company for Cause, the Company shall not be obligated to pay the Employee any compensation or benefits after the date of termination, any unvested stock options held by the Employee will expire immediately, and any vested stock options will remain exercisable for a period of ninety (90) days following termination (but not beyond their expiration date).

(f)
For purposes hereof, "Cause" shall mean any of the following: (i) the continued, intentional failure, neglect or refusal of the Employee to substantially fulfill the Employee's material duties as an employee after ninety (90) days' notice of breach has been provided by the Company; (ii) a material breach of any fiduciary duty or other material dishonesty by the Employee with respect to the Company or any affiliate thereof resulting in actual material harm to the Company or such affiliate; or (iii) the conviction of the Employee for a felony.

(g)
For purposes hereof, "Permanent Disability" shall mean the total incapacitation of the Employee so as to preclude performance of the duties of the Employee's employment hereunder for an aggregate period of six (6) months in any twelve (12) month period.

(h)
For purposes hereof, "Good Reason" means one or more of the following: (i) a material diminution in the Employee's compensation; (ii) a material diminution in the Employee's authority, duties, or responsibilities; (iii) a material adverse change in reporting responsibilities; (iv) a material change in the geographic location at which the Employee must perform the services (including, without limitation, a relocation outside Manhattan, New York that results in a material adverse change in commute); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement (expressly including, without limitation, a reduction in benefits in violation of Section 2(f) hereof). The Employee shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date he learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(i)
For purposes hereof, a "Change of Control" of the Company shall have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of the combined voting power of the Company's then outstanding securities, or if (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the directors thereof, unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of such period.

(j)
The Employee shall have no obligation to seek to mitigate any amounts payable under this Section 3 and any amounts the Employee receives from other employment shall not be offset against or otherwise reduce the amount due to the Employee hereunder.

(k)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring on or before the first anniversary of the Effective Date, then this Section 3(k) shall apply and Section 3(l) shall not be applicable. In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement, singularly or together with any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement, constitutes "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (collectively, the "Parachute Amount") exceeds 2.99 times the Employee's "base amount", as defined in Section 280G(b)(3) of the Code (the "Employee Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Employee under this Agreement shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount. The independent public accountants for the Company shall determine which consideration, compensation or benefits shall be eliminated or reduced in accordance with this Section 3(k) and to what extent they shall be so eliminated or reduced, in such manner that the Employee shall retain, after such elimination or reduction, the maximum after-tax benefit.

(l)
In the event that the Employee becomes entitled to any payment under this Section 3 as a result of a termination of employment occurring after the first anniversary of the Effective Date, then this Section 3(l) shall apply and Section 3(k) shall not be applicable. If any of the payments or benefits received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments")) will be subject to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee an additional amount (the "Gross Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company will make any Excise Tax payments to the Employee as soon as practical after the Employee remits the excise tax imposed under Section 4999 of the Code but in any event no later than the end of the calendar year following the calendar year in which the Employee makes such payments.

(m)
To the extent required by Section 409A, amounts that would otherwise be payable under this Section 3 during the six-month period immediately following the Employee's termination of employment shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to 120 percent of the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

4.	Noncompetition; Nonintervention.

(a)
While in the employ of the Company, the Employee agrees to devote substantially all of the Employee's business time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant, or agent of any other corporation, partnership, or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of the Employee's duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company; provided, however, that the Employee shall be permitted to serve on the boards of directors of other companies that do not compete with the Company, and that Employee may make personal investments or enter into joint ventures or partnerships or corporate entities, as long as such investments and activities do not materially conflict or interfere with the performance of Employee's duties hereunder; and provided, further, that with the Board's prior consent the Employee shall be permitted to participate in certain business activities that are not related to or in competition with the business of the Company or its affiliates at the time such activity commences (the "Existing Activities").

(b)
From the Effective Date until two (2) years after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause) (such period, the "Restricted Period"), the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage in the business of acquiring equity interests of, or otherwise investing in, investment management firms other than (i) continuation of the Existing Activities, and (ii) after termination of the Employee's employment with the Company for any reason, investing in or acting as a partner, officer, director, employee, stockholder, consultant or agent of any investment management firm that is not competitive with the business activities of the Company or its affiliate managers or entities and in which the Employee is a principal executive officer involved in management of the business on a day-to-day basis. During the Restricted Period, the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (A) request or cause any customer of the Company or its affiliates to cancel or terminate any business relationship with the Company or such affiliate, or (B) solicit or otherwise cause any employee of the Company or its affiliates to terminate such employee's relationship with the Company or such affiliate.

5.	Confidential Information.

(a)
The Employee will not at any time, whether during or after the termination or cessation of the Employee's employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to the Employee's knowledge, except as may be required in the ordinary course of performing the Employee's duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to the Employee and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b)
The Employee agrees that during the Employee's employment the Employee shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of the Employee's employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of the Employee's employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

6.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee's heirs, executors and legal representatives.

7.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto, including the Prior Agreement, which shall be deemed terminated in its entirety upon the Effective Date, and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

8.	Governing Law; Jurisdiction.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. The provisions of this Agreement are intended to satisfy the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with such requirements.

9.	Arbitration.

Subject to Section 10:

(a)
All disputes between the Employee and the Company of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of the Employee and all disputes arising under this Agreement shall be resolved by arbitration ("Arbitrable Claims"). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

(b)
Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. There shall be one arbitrator selected in accordance with the AAA Employment Rules. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in New York, New York. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9. The fees of the arbitrator shall be split between both parties equally.

(c)
All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject manner thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

(d)
The rights and obligations of Employee and the Company as set forth in this Section 9 with respect to arbitration shall survive the termination of the Employee's employment and the expiration of this Agreement.

The foregoing consent to arbitration shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

10.	Right to Injunction.

The Employee acknowledges and agrees that irreparable and immediate damage will result to the Company if the Employee breaches the Employee's obligations under Section 4 or Section 5 hereof. In the event of a breach by the Employee of Section 4 or Section 5 hereof, the Company shall be entitled in any court of competent jurisdiction to such equitable and injunctive relief as may be available to restrain the Employee from the violation of such provisions. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

11.	Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by law (including, without limitation, advancement of legal fees on a current basis) for all matters related to or arising from the Employee's service as an officer, director and/or fiduciary of any benefit plan of the Company. The Company shall cover the Employee during and after the Employee's employment under the Company's director and officer liability insurance to the greatest extent afforded any senior officer and director of the Company.

12.	Miscellaneous.

(a)	Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

(b)	Survival. All provisions of this Agreement shall survive the termination or cessation of the Employee's employment with the Company.

(c)
Successor in Interest. This Agreement and the rights and obligation hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. The Employee may not assign any of his obligation or duties under this Agreement.

(d)	Waiver. The waiver by the Company of a breach of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

(e)
Notices. All notices to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, (iii) sent by facsimile or (iv) transmitted by e-mail. Notices to be given to the Employee shall be sent to the address indicated below the Employee's signature below. Notices to be given to the Company shall be sent to Tailwind Financial Inc., 800 Third Avenue, New York, New York 10022, Facsimile 212-207-8785, to the attention of Arnold L. Mintz, President and Chief Operating Officer. Notices of any changes in the above addresses shall be given to the other party in writing.

(f)
Severability. If any provision of this Agreement shall contravene any law of any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

(g)
Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

(h)
Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Tailwind Financial Inc.

By:
Name:
Title:

By:
Arnold L. Mintz
Address: 200 East 82nd Street, Apartment 27G New York, New York 10028

The undersigned hereby consents to the termination of the Prior Agreement in its entirely, subject to and effective as of the Effective Date.

Asset Alliance Corporation

By: _______________________________
Name:
Title: